Exhibit k(12)

ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

This administration and fund accounting agreement (this “Agreement”), effective as of March 14, 2025 (the “Effective Date”), is made by UMB Fund Services, Inc. (“Administrator” ) and each of the investment companies listed on Schedule A hereto, as such schedule may be amended from time to time (each investment company referred to herein as the “Fund” and collectively the “Funds”). Although the Administrator and each Fund have executed this Agreement in the form of a master agreement for administrative convenience, this Agreement shall create a separate Agreement for each Fund as though the Administrator had executed a separate agreement with each Fund, with all rights and obligations of a Fund hereunder separate and not joint. The Administrator and, together with the Funds, shall be referred to herein as the “Parties”).

WHEREAS, the Fund is a closed-end interval fund registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and authorized to issue shares of beneficial interest (or classes thereof) (“Shares”).

WHEREAS, the Parties desire to enter into an agreement pursuant to which Administrator shall provide the administration and fund accounting services described on Schedule B (“Services”) to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.         Definitions. In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions on behalf of the Fund, whose name shall be certified to Administrator pursuant to this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons.

“Board” shall mean the Board of Directors or Board of Trustees of the Fund, as applicable.

“Business Day” shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers to the Fund.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include

1

manually executed originals, telefacsimile transmissions of manually executed originals, or electronic communications. An Authorized Person may confirm an oral Instruction in writing and, in such cases, the written Instruction shall control; provided, however, that in no event shall Administrator be liable for following an oral Instruction prior to receipt of a contrary written Instruction.

“Organizational Documents” shall mean the Fund’s Limited Liability Company Agreement, Agreement and Declaration of Trust, or other similar operational document of the Fund, including any amendments made thereto.

“Prospectus” shall mean the then-current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) received by Administrator from the Fund. Following written notice to the Administrator from the Fund, the Administrator shall be deemed to have received any prospectus or statement of additional information filed with the Commission and publicly available on the Commission’s EDGAR filing system.

“Registration Statement” shall mean the then-current registration statement on Form N-2 filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which have been filed with the Commission.

“Resolution” shall mean any resolution passed by the Board.

“Shareholder” shall mean a record owner of Shares.

2.         Appointment and Services

(a) The Fund hereby (1) appoints Administrator as administrator and fund accountant of the Fund and (2) authorizes Administrator to provide Services during the term hereof and on the terms set forth herein. Subject to the oversight of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes (in its sole discretion) to represent dishonest, unethical, or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b) Administrator may (in its reasonable discretion and at its own expense) appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that (i) Administrator shall not appoint any such other party or parties to provide a material level of the core Services without prior notice to the Fund and (ii) Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.

(c) Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying, or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent Administrator agrees to take such actions, those actions taken shall be deemed part of the Services.

2

(d) It is understood that in determining security valuations, Administrator employs one or more pricing services (as directed by the Fund) to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. The Fund shall identify to Administrator the pricing service(s) to be utilized. If requested by the Fund, Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by Administrator, the Fund shall approve, in good faith, the procedures for determining the fair value of the securities. Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Administrator the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply:

(i) Valued securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method (including those used by Administrator and its suppliers) may consistently generate approximations that correspond to actual “traded” prices of the securities.

(ii) Methodologies used to provide the pricing portion of certain data may rely on valuations. However, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

The Investment Adviser, as the Fund’s valuation designee, assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Administrator and its suppliers in this regard. Notwithstanding the foregoing designation, the Fund will be liable to Administrator for any claims related to a breach of the obligations contained in the preceding sentence.

(e) Subject to the terms of Section 8, Administrator shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by Administrator for the Fund. To the extent required by Rule 31a-3 under the 1940 Act, Administrator agrees (i) that all records which it maintains for the Fund hereunder are the property of the Fund and (ii) to promptly surrender to the Fund any such records upon the Fund’s request.

(f) Administrator shall not be subject to any Resolution that affects accounting practices and procedures under this Agreement until it receives written notice thereof.

(g) Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors, and employees as the Fund’s attorney, form an attorney-client relationship, or require the provision of legal advice, and the Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator. The Fund’s legal counsel will provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances (notwithstanding the provisions of Section 5). Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3

3.         Representations and Deliveries

(a) On or prior to the Effective Date of this Agreement, the Fund shall deliver or cause the following documents to be delivered to Administrator:

(1) a copy of the Fund’s Organizational Documents and all amendments thereto, certified by an Authorized Person;

(2) copies of the Fund’s Registration Statement, as of the Effective Date, together with any exemptive orders obtained by the Fund;

(3) all other documents, records, and information that Administrator may reasonably request in order for Administrator to perform the Services.

(b) The Fund represents and warrants to Administrator that:

(1) it is duly organized and existing under the laws of its state of formation, as set forth on Schedule A; it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

(2) it is duly registered as a closed-end investment company under the 1940 Act;

(3) a Registration Statement under the 1933 Act was effective before the Fund publicly offered its Shares (and will remain effective during such period as the Fund is publicly offering Shares for sale), and appropriate state securities laws filings have been made before Shares were issued in any jurisdiction (and such filings will continue to be made with respect to Shares being offered for sale); and

(4) it is conducting its business in compliance in all material respects with all applicable laws and regulations and has obtained all regulatory approvals necessary to carry on its business as now conducted; and there is no statute, rule, regulation, order, or judgment binding on it and no provision of its Organizational Documents, or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c) The Fund shall use reasonable efforts to cause its officers and trustees (and shall use its best efforts to cause its Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor, and other service providers and agents, past or present) to cooperate with Administrator and to provide Administrator with such information, documents, and communications relating to the Fund as necessary and/or appropriate or as reasonably requested by Administrator, in order to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information, or documents provided to Administrator by a representative of the Fund or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by

4

the proper party. Fees charged by such persons shall be an expense of the Fund. Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative, or employee of the Fund, Investment Adviser, Authorized Person, or service provider until receipt of written notice thereof from the Fund.

(d) The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund (including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002, and the policies and limitations of the Fund as set forth in the Prospectus). The Services do not relieve the Board or the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, Administrator will: (1) be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services; (2) promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund; and (3) provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e) The Fund will notify Administrator of any discrepancy between Administrator and the Fund, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of three (3) Business Days after: (i) receipt of any reports rendered by Administrator to the Fund; (ii) discovery of any error or omission not covered in the balancing or control procedure; or (iii) receiving notice from any Shareholder regarding any such discrepancy.

(f) The Fund shall (1) advise Administrator in writing at least thirty (30) days prior to affecting any change in the Prospectus which would increase or alter the duties and obligations of Administrator hereunder and (2) proceed with such change only if it has received the written consent of Administrator thereto (which consent shall not be unreasonably withheld).

(g) Administrator represents and warrants to the Fund that it:

(i) is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement (and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement);

(ii) is conducting its business in compliance in all material respects with all applicable laws and regulations and has obtained all regulatory approvals necessary to carry on its business as now conducted; and there is no statute, rule, regulation, order, or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Administrator or (b) any law applicable to Administrator;

(iii) shall (A) maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement, including commercially reasonable cybersecurity systems, policies and procedures designed to prevent the unauthorized or inadvertent disclosure of Fund information and (B) provide

5

supplemental information concerning its cybersecurity systems, policies and procedures and the aspects of its disaster recovery and business continuity plan that are relevant to the Services upon the Fund’s reasonable request; and

(iv) has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations hereunder in accordance with industry standards.

(h) Administrator shall: (i) act as liaison with the Fund’s independent public accountants; (ii) provide account analyses, fiscal year summaries, and other audit-related schedules; and (iii) take all reasonable action in the performance of its duties hereunder to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Fund.

(i) Administrator shall comply (and to the extent Administrator takes or is required to take action on behalf of a Fund hereunder, shall cause the Fund to comply) with all applicable law, as well policies and procedures adopted by the Fund. Except as set forth in this Agreement, Administrator assumes no responsibility for such compliance by a Fund. Administrator shall maintain a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services. Administrator shall provide copies of such policies and procedures to the Fund, along with a written certification that such policies and procedures are reasonably designed to prevent violation of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) for review by the Fund and the Board prior to the execution of this Agreement, annually, upon material amendment, and at such other times as may be reasonably requested by the Fund.

4.       Fees and Expenses

(a) As compensation for the performance of the Services, the Fund shall pay Administrator the fees set forth on Schedule C. Fees shall be adjusted in writing, in accordance with Schedule C. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund and are calculated as set forth on Schedule C. The Parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add additional funds. The Fund shall pay agreed upon rates for services added to (or for any enhancements to) existing Services after the Effective Date, as agreed in writing from time to time. In addition, to the extent that Administrator corrects, verifies, or addresses any prior actions or inactions by the Fund or by any prior service provider, the Fund shall pay Administrator additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b) For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Prospectus and Resolutions. The fee for the period from the Effective Date until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the Termination Date (as defined in Section 8(b)). Should this

6

Agreement be terminated, or the Fund be liquidated, merged with, or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c) Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs or expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees, and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents, and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state, and other governmental agencies; preparation, typesetting, printing, proofing, and mailing of Prospectuses, statements of additional information, supplements, notices, forms, applications, and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing, mailing, and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information (including electronic filings with the Commission and the states); research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail, and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares (including the typesetting, printing, proofing, and mailing of Prospectuses for persons who are not Shareholders) will be borne by the Fund or the Investment Adviser. Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

(d) The Fund shall promptly reimburse Administrator for all documented out-of-pocket expenses or disbursements incurred by Administrator in connection with the performance of Services. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C. If reasonably requested by Administrator, out-of-pocket expenses are payable in advance. If prepayment is reasonably requested, payment of postage expenses is due at least seven (7) days prior to the anticipated mail date. In the event Administrator reasonably requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e) The Fund shall pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, Administrator shall bill Service fees monthly and out-of-pocket expenses as incurred (unless prepayment is requested). At its option, Administrator may arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f) The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date will cause Administrator to incur costs not contemplated by this Agreement (including, but not limited to carrying, processing, and accounting charges). Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund shall pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law (whichever is less). In addition, the Fund shall pay Administrator’s reasonable attorneys’ fees and court costs in the event that an attorney is engaged to assist in the collection of amounts due. The Parties agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Fund’s default or prevent Administrator from exercising any other available rights and remedies.

7

(g) In the event that any charges are disputed, the Fund shall pay all undisputed amounts due hereunder on or before the Due Date and notify Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Within a reasonable period of time after receipt of such notice, Administrator will provide documentation to reasonably support the disputed charge. Payment for such disputed charges shall be due on or before the close of the fifth (5th) Business Day after the day on which Administrator provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h) The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the Parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.         Confidential Information

(a) Administrator and its employees shall:

(1) treat all records relative to the Fund’s investors confidentially and as proprietary information of the Fund;

(2) not use such records and information for any purpose other than performance of the Services; and

(3) not disclose such information,

except when: (i) Administrator may be exposed to civil or criminal proceedings for failure to comply; (ii) requested to divulge such information by duly constituted authorities or court process; (iii) subject to governmental or regulatory audit or investigation; or (iv) so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, Administrator will endeavor to promptly notify the Investment Adviser and Fund and to secure Instructions from an Authorized Person of the Fund as to such inspection (unless prohibited by law from making such notification). Records and information which have become known to the public (through no wrongful act of Administrator or any of its employees, agents, or representatives) and information which was already in the possession of Administrator prior to the Effective Date shall not be subject to this Section.

(b) In connection with Administrator’s provision of the Services, the Fund may have access to and become acquainted with confidential and/or proprietary information of Administrator, including, but not limited to: (1) client identities and relationships, compilations of information, records, and specifications; (2) data or information that is competitively sensitive material and not generally known by the public; (3) concepts, documentation, reports, or data; (4) information regarding Administrator’s information security program; and (5) anything designated as confidential (collectively, “Administrator Confidential Information”).

8

(c) Neither the Fund, the Investment Adviser, nor any of their officers, employees, or agents (collectively, “Fund Recipients”) shall disclose any Administrator Confidential Information (directly or indirectly) or use Administrator Confidential Information in any way (for the benefit of itself or others), either during the term of this Agreement or at any time thereafter, except as may be contemplated by this Agreement or as required in the course of performing its duties under this Agreement or when: (i) the Fund Recipients will be exposed to civil or criminal proceedings for failure to comply; (ii) requested to divulge such information by duly constituted authorities or court process; (iii) subject to governmental or regulatory audit or investigation; or (iv) so requested by the Administrator or any of its affiliates. The term “Administrator Confidential Information” does not include information that: (1) becomes or has been generally available to the public other than as a result of disclosure by a Fund Recipient; (2) was available to the Fund Recipients on a non-confidential basis prior to its disclosure by Administrator or any of its affiliates; or (3) was independently developed or becomes available to the Fund Recipients on a non-confidential basis from a source other than Administrator or any of its affiliates. The Fund represents and warrants that it shall take and maintain adequate physical, electronic, and procedural safeguards in connection with any use, storage, transmission, duplication, or other process involving or derived from Administrator Confidential Information (whether such storage, transmission, duplication, or other process is by physical or electronic medium, including use of the Internet).

(d) The receiving party will immediately notify the disclosing party if the receiving party learns of any use of the confidential information by the receiving party’s employees for purpose(s) other than identified above or that would otherwise violate this Agreement.

(e) The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the Parties and their successors and assigns.

6.         Limitation of Liability

(a) Administrator shall exercise due care in good faith and in accordance with reasonable commercial standards in discharging its duties hereunder. Notwithstanding anything to the contrary in this Agreement, Administrator shall be liable to the Fund for all losses, damages, and reasonable costs and expenses suffered or incurred by the Fund resulting from the bad faith, gross negligence, fraud, reckless disregard in the performance of its duties and obligations hereunder, uncured material breach hereof, or willful misconduct of Administrator (the “Standard of Care”). Subject to the foregoing, Administrator shall not be liable for: (1) any action reasonably taken (or reasonably omitted to be taken) in accordance with or in good faith reliance upon Instructions, communications, data, documents, or information (without investigation or verification) received by Administrator from any Authorized Person; (2) any action taken or omission by the Fund, Investment Adviser, any Authorized Person, or any past or current service provider; or, (3) its reliance on the security valuations (without investigation or verification) provided by pricing service(s), Investment Adviser, or representatives of the Fund.

(b) Notwithstanding anything herein to the contrary, each Party will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default,

9

damage, loss of data or documents, errors, delay, or any other loss whatsoever caused thereby. However, each Party shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c) In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone (including, without limitation, the other Party) under any theory of tort, contract, strict liability, or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect, or consequential damages for any act (or failure to act) under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d) The obligations of the Parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.         Indemnification

(a) The Fund shall indemnify Administrator and its employees, agents, officers, directors, shareholders, affiliates, and nominees (collectively, “Indemnified Parties”) from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees, and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following (except, in each case, to the extent a Claim resulted from Administrator’s breach of the Standard of Care):

(i) The Administrator’s provision of Services to the Fund pursuant to and consistent with the terms of this Agreement;

(ii) Administrator’s good faith reliance on, implementation of, or use of Instructions, communications, data, documents, or information (without investigation or verification) received by Administrator from an Authorized Person or any service provider that the Fund has instructed Administrator they may rely upon (not including Administrator);

(iii) any action taken (or omission by) the Fund, Investment Adviser, any Authorized Person, or any past or current service provider (not including Administrator);

(iv) the Fund’s refusal or failure to comply with the terms of this Agreement, any Claim that arises out of the Fund’s gross negligence, misconduct, or breach of any representation or warranty of the Fund made herein;

(v) its reliance on the security valuations (without investigation or verification) provided by pricing service(s), Investment Adviser, or representatives of the Fund.

(b) Promptly after receipt by Administrator of notice of the commencement of an investigation, action, claim, or proceeding, Administrator shall (if a claim for indemnification in respect thereof is made under this Section) notify the Fund in writing of the commencement thereof (although the failure to do so shall not prevent recovery by Administrator or any Indemnified Party). The Fund shall be entitled to participate at its own expense in the defense (or to assume the defense, if it so elects) of any suit brought to enforce any such Loss.

10

If the Fund elects to assume the defense: (1) such defense shall be conducted by counsel chosen by the Fund and approved by Administrator (which approval shall not be unreasonably withheld); and (2) the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Fund’s election.

If: (1) the Fund does not elect to assume the defense of any such suit; (2) Administrator does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund; or (3) there is a conflict of interest between the Fund and Administrator or any Indemnified Party, the Fund will reimburse the Indemnified Party named as defendant in such suit for the reasonable legal fees and expenses of any counsel retained by such Indemnified Party.

The Fund’s indemnification agreement contained in this Section 7 and the Fund’s representations and warranties in this Agreement shall (1) remain operative and in full force and effect regardless of any investigation made by or on behalf of Administrator and each Indemnified Party and (2) survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of Administrator, each Indemnified Party, and their estates and successors. The Fund shall promptly notify Administrator of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any Shares.

(c) The obligations of the Parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.         Term

(a) This Agreement shall become effective with respect to each Fund listed on Schedule A as of the Effective Date and, with respect to each Fund not party to this Agreement on the Effective Date, on the date on which such Fund is added to Schedule A of the Agreement by amendment. This Agreement shall continue in effect for a three-year (3) period beginning on the date of this Agreement and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed for such Fund (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive one-year (1) periods (each a “Renewal Term”).

(b) If this Agreement is terminated by the Fund prior to the end of a Term, the Fund shall be obligated to pay Administrator the remaining balance of the fees payable to Administrator hereunder through the end of such Term as if the Agreement were not terminated early. Notwithstanding the foregoing, either Party may terminate this Agreement at the end of a Term (the “Termination Date”) by giving the other Party a written notice not less than ninety (90) days prior to the end of such Term. Additionally, either Party may terminate this Agreement without penalty (e.g., the Fund shall not be obligated to pay Administrator the remaining balance of the fees payable to Administrator hereunder through the end of such Term): (i) immediately upon the material breach of the other Party of any term of this Agreement; (ii) upon liquidation or merger of the Fund (provided that any such merger does not, directly or indirectly, result in the “sale” of the Fund to a different investment adviser) with a written

11

notice provided to the Administrator not less than ninety (90) days’ prior to such liquidation or merger; (iii) immediately in the event of the appointment of a conservator or receiver for the Administrator by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction; (iv) if Administrator has provided notice regarding the appointment of another party or parties to provide a material level of the core Services pursuant to Section 2(b) of this Agreement upon written notice provided to the Administrator not less than ninety (90) days’ prior to such desired termination date and (v) if Administrator has assigned all its right, title, and interest in this Agreement to an affiliate, parent, subsidiary, or to the purchaser of substantially all of its business pursuant to Section 10(k), other than to any affiliate that is wholly controlling, controlled by, or under common control with Administrator, upon written notice provided to the Administrator not less than ninety (90) days’ prior to such desired termination date.

(c) Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger, or acquisition of the Fund, Administrator shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund and in a form that is consistent with Administrator’s applicable license agreements. Thereafter, the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules, and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider (including all reasonable trailing expenses incurred by Administrator). In addition, in the event of termination of this Agreement (or the proposed liquidation, merger, or acquisition of the Fund) and Administrator’s agreement to provide additional services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as the Parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.        Power of Attorney. The Fund hereby grants to Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of Services.

10.       Miscellaneous

(a) Any notice required or permitted to be given by either Party to the other Party or Parties hereunder shall be in writing and deemed to have been given when received by the other Party. Such notices shall be sent to the addresses listed below (or to such other location as a Party may designate in writing):

If to Administrator:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: Legal Department

If to the Fund:	[Name of Fund]
5050 S. Syracuse Street, Suite 1100
Denver, Colorado 80237
Attention: Legal Department
12

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given five (5) days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b) Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by the Administrator and any Fund to be impacted by the amendment. For the avoidance of doubt, Schedule A may be amended to include any additional Fund and/or subsidiary upon agreement by the Administrator and the additional Fund.

(c) This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that applicable state laws or any of the provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control. Nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the Parties shall negotiate in good faith to modify or substitute such provision in a manner consistent with the original intent of the Parties.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but shall together constitute one and the same instrument. The facsimile signature of any Party shall constitute the valid and binding execution hereof by such Party.

(e) The services of Administrator hereunder are not deemed to be exclusive. Administrator may render administration and fund accounting services and any other services to others, including other investment companies.

(f) The captions in the Agreement are included for convenience of reference only and do not define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g) This Agreement executed by the Fund and the obligations hereunder are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund (and not binding upon any of the Fund’s trustees, officers, or Shareholders individually). All obligations of the Fund hereunder shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

(h) This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of the Parties and supersedes all prior negotiations, understandings, and agreements with respect to fund accounting and administration services.

(i) Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the Parties, and any actions taken or omitted by a Party shall not affect any rights or obligations of the other Party.

13

(j) Administrator shall retain all right, title, and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks, and other related legal rights provided, developed, or utilized by Administrator in connection with the Services.

(k) This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns. This Agreement shall not be assignable by either Party without the written consent of the other Party, such consent not to be unreasonably withheld, provided however that Administrator may (in its sole discretion and upon advance written notice to the Fund) assign all its right, title, and interest in this Agreement to an affiliate, parent, subsidiary, or to the purchaser of substantially all of its business.

(l) The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer as of the Effective Date.

Versus Capital Infrastructure Fund

By:	/s/ Brian Peterson
Name:	Brian Peterson
Title:	CFO

Versus Capital Real Assets Fund LLC

By:	/s/ Brian Peterson
Name:	Brian Peterson
Title:	CFO

Versus Capital Real Estate Fund LLC

By:	/s/ Brian Peterson
Name:	Brian Peterson
Title:	CFO

UMB Fund Services, Inc.

By:	/s/ Maureen Quill
Name:	Maureen Quill
Title:	Executive Vice President
14

Schedule A

to the

Administration and Fund Accounting Agreement

by and between

the Versus Capital Funds

and

UMB Fund Services, Inc.

Fund Name	State and Form of Organization
Versus Capital Infrastructure Income Fund	Massachusetts business trust
Versus Capital Real Assets Fund LLC	Delaware limited liability company
Versus Capital Real Estate Fund LLC	Delaware limited liability company

A copy of the Declaration of Trust of Versus Capital Infrastructure Income Fund, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Fund by any officer or Trustee of the Fund as an officer or Trustee and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees of the Fund or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund.

15

Schedule B

to the

Administration and Fund Accounting Agreement

by and between

the Versus Capital Funds

and

UMB Fund Services, Inc.

SERVICES

Subject to the oversight of, and utilizing information provided by each Fund, Investment Adviser, and each Fund’s agents, Administrator will provide the following services:

Fund Accounting

1.	Establish, maintain and review the administrative and procedural processes.
2.	Establish, maintain and review the general ledgers.
3.	Establish, maintain and review the investors’ capital accounts and record all transactions including subscriptions and redemptions.
4.	Assess management and incentive fees, calculate net asset values and effect all appropriate allocations, including new issue carve-outs, in accordance with the Fund’s operating documents as provided to the Administrator. Assess other applicable asset-based expenses such as UMB fees.
5.	Coordinate, execute and give third-party approval for all cash movements in accordance with the Funds’ offering documents. Reconcile cash transactions with the Fund’s custodian on a daily basis and provide cash reconciliations monthly or upon request.
6.	Load transactions in the portfolio accounting system. Maintain the security master files including monitoring and processing of corporate actions. Obtain market valuations from the appropriate pricing sources and value the investments in accordance with the Fund’s operating documents. Reconcile positions and cash per the portfolio accounting system to the broker(s)/custodian(s) records. Provide reporting including performance and exposure reporting.
7.	Obtain market valuations from the appropriate pricing sources and value the investments in accordance with the Fund’s operating documents.
8.	Receive and record all underlying investment transactions and reconcile to all bank accounts monthly.
9.	Interface with the investment to determine and reconcile monthly valuations, long/short information.
10.	Determine and periodically monitor the Fund’s income and expense accruals.
11.	Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials.
12.	Generate the financial reporting package as of each period-end including the Statements of Financial Position, Profit and Loss, Changes in Capital and Changes in Investor’s Capital.
13.	Provide additional reporting, as reasonably requested, such as to support the Investment Advisor’s ongoing review and oversight of daily Net Asset Value Calculations.

Regulatory Administration

Subject to the direction of and utilizing information provided by the Fund, the Investment Adviser, and the Fund’s agents, the Administrator will provide the services listed below. The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Adviser of their

16

primary day-to-day responsibility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments. The Administrator shall perform the following duties on behalf of the Funds:

1.	General Fund Management
a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement.
b.	Act as liaison among all Fund service providers.
2.	Coordinate Board activities
a.	Develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each quarterly Board meeting.
b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation of electronic board books for quarterly Board meetings.
c.	Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the quarterly meeting minutes, as requested by the Board.
3.	Financial Reporting and Audits
a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement.
b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants.
c.	Assisting the Fund in preparing and filing reports that need to be filed in XBRL format.
d.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.
4.	Compliance
a.	On a daily basis, check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance).
b.	Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.
5.	Expenses
a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis.
b.	Coordinate the payment of expenses.
c.	Establish accruals and provide to the Funds’ Fund Accountant.
d.	Provide expense summary reporting as reasonably requested by the Fund.
6.	Filings
a.	Provide the following for Form N-1A or Form N-2 filings and required updates:
i.	Preparation of expense table;
ii.	Performance information;
iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and
iv.	Investment Advisor and trustee fee data.
17

b.	Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund officers for its review; upon the advice and direction of Fund officers, file Form N-PX with the Commission as required.
c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Funds.
d.	Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data and prepare, maintain, and file timely N-PORT reports with the SEC; each Fund hereby agrees as follows with respect to the data provided by Administrator’s data provider in connection with Form N-PORT (“Data”):
1.	To comply with all laws, rules and regulations applicable to accessing and using Data;
2.	To not extract the Data from the view-only portal;
3.	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);
4.	To permit audits of the use of the Data by Administrator’s data provider, its affiliates, or at your request, a mutually agreed upon third-party auditor; and
5.	To exculpate Administrator’s data provider, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.
e.	Compile data, prepare timely notices and file with SEC pursuant to Rule 24f-2.
f.	Prepare and file Exhibit Part F of Form N-PORT.
g.	File Rule 17g-1 fidelity bond with the Commission when received from the Funds or broker.
h.	Prepare and file periodic tender offers/repurchases and associated notices of tender offers/repurchases with the SEC.

7.	Other
a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants.
b.	Calculate standard performance, as defined by Rule 482 of the 1933 Act, as requested by the Fund.
c.	Supply various normal and customary portfolio and Fund statistical data, such as Fund yields, weighted average maturities and portfolio turnover rates, as requested on an ongoing basis.
d.	Report daily Fund NAVs, performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser.
e.	Assist in securing and monitoring the directors and officers’ liability coverage and fidelity bond for the Funds.
f.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser.
g.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list.
h.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.
18

Additional Regulatory Administration services available but not included in the above are (specific charges to be agreed to by the parties):

1.	For money market funds, prepare for review an initial draft of Form N-MFP based on information contained in the accounting records and such additional information that may be needed from the Investment Adviser or other service providers. Upon review and acceptance by the Investment Adviser, file the EDGARized form with the SEC by the established deadlines.
2.	Electronic board book portal.
3.	Multi-manager reporting.
4.	Update annual amendments to the Funds’ registration statement.
5.	Coordinate filing of Form 485a/485b and XBRL as agreed to with the Funds.
6.	Prepare draft minutes for additional Board meetings (beyond standard quarterly Board meetings).
7.	Other special projects as agreed to by the parties.

Tax Preparation, Compliance, and Reporting – 1099

1.	Prepare income tax and excise tax provisions. Calculate required income and excise dividend and capital gains distribution amounts subject to review and approval by the Fund’s officers and their independent accountants.
2.	Include the appropriate tax adjustment for wash sales in income tax and excise tax provisions and tax returns.
3.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services or provided by the Investment Adviser, in tax work schedules. Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.
4.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.
5.	Assist the Funds in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes). Prepare FIN 48 documentation for review and approval by the Fund’s Officers.
6.	Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Fund’s State of Organization’s income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants.
7.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for annual shareholder tax reporting.
8.	Prepare forms 1099-MISC Miscellaneous Income for board members and other required Fund vendors.

Blue Sky State Filings

Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary.

19

Schedule C

to the

Administration and Fund Accounting Agreement

by and between

the Versus Capital Funds

and

UMB Fund Services, Inc.

FEES

Fund Accounting, Fund Administration, Tax

Annual Asset-Based Fee (Versus Fund Complex) *

☐	First $2 billion in assets	3.5 basis points, plus
☐	Next $2 billion in assets	2.5 basis points, plus
☐	Next $1 billion in assets	2 basis points, plus
☐	Assets over $5 billion	1.5 basis points

Subject to a minimum annual fee for the Versus Fund Complex	$190,000

■	Multi-Manager Fee (per fund, per manager)	$15,000
■	Acquired Fund Fee & Expenses (AFFE) – per underlying fund holding	$50

*Fund Accounting and Administration fees are determined based on the aggregated net assets for all registered investment companies subject to this Agreement as set forth on Schedule A. The amount paid by each fund is based on its pro-rata share of assets under management.

Multi-Class Fee (all fund types)

■	For each class after the first, per month	$1,000

N-PORT and N-CEN Service Fees

■	Annual fee per fund	$15,000

■	Annual data feeds from third party – out-of-pocket estimates [1]

☐	Security master, per fund	$1,400
☐	Risk data (if applicable) [2,3]	$1,400

[1]	Per-service fees are subject to increase by vendor. Such increases will be applied when effective.
[2]	Applies to funds with derivatives or at least 25% of net asset value in debt instruments.
[3]	Fee does not apply if advisor chooses not to use the third-party vendor to provide the data; however, advisor must provide fund holdings data in UMB’s required format by the 7th business day of each month.

Daily Compliance Services

■	Annual fee per fund, including investment sleeves	$20,000

Blue Sky

Per state filing	$150
20

Programming and Special Project Fees

Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports or data extracts.

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to normal recurring expenses such as pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; customized reporting; third-party data provider/research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); assistance in preparation of responses to IRS correspondence; statement paper; tax forms; envelopes; postage; express delivery charges; courier services; telephone charges; printing of reports; photocopying; binders; dividers; stationery; record retention/storage/retrieval; travel on behalf and request of the fund; bank account service fees and any other bank charges; DTCC/NSCC participant billing; customer identity check fees; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Customized reports or excessive reporting requests may be charged in accordance with the current pricing schedule.

Complex tax vehicles such as MLPs, straddles, or other unique structures may require additional charges for review or systems.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

21